UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported):  April 19, 2017

ENLINK MIDSTREAM PARTNERS, LP

(Exact name of registrant as specified in its charter)

DELAWARE	001-36340	16-1616605
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

2501 CEDAR SPRINGS RD. DALLAS, TEXAS	75201
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:  (214) 953-9500

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.☐

Item 5.02.                                        Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Resignations and Appointments

On April 19, 2017, Mr. Thomas L. Mitchell tendered his resignation from the Board of Directors (the “Board”) of EnLink Midstream GP, LLC (the “General Partner”), the general partner of EnLink Midstream Partners, LP (together with its affiliates, the “Partnership”), effective as of April 19, 2017.  On April 24, 2017, Ms. Sue Alberti tendered her resignation from the Board, effective as of April 24, 2017.  Such resignations did not result from a disagreement with the General Partner.

Additionally, on April 24, 2017, in its capacity as the sole member of the General Partner and pursuant to the Third Amended and Restated Limited Liability Company Agreement of the General Partner, as amended to date, EnLink Midstream, Inc. (“EMI”) appointed each of Jeff L. Ritenour and Kevin D. Lafferty to the Board.

Neither Mr. Ritenour nor Mr. Lafferty has been appointed to any committee of the Board.

Biographical information for each of Mr. Ritenour and Mr. Lafferty is set forth below:

Jeff Ritenour, 43, was elected to the position of Executive Vice President and Chief Financial Officer of Devon Energy Corporation (“Devon”) in April 2017. He has been with Devon since 2001, serving in various leadership roles, most recently as Senior Vice President of Corporate Finance, Investor Relations and Treasurer. Before joining Devon, Ritenour was with Ernst & Young in Dallas. He is a Certified Public Accountant and holds a bachelor’s degree in accounting and a master’s degree in business administration, both from the University of Oklahoma.

Kevin Lafferty, 42, was named Senior Vice President of Commercial and U.S. Operations of Devon Energy Corporation in April 2017. He oversees Devon’s Marketing, Supply Chain, Strategic Planning and EHS functions along with the North Texas and Southern business units. He previously served in roles at Devon of increasing responsibility, most recently as Senior Vice President of U.S. Operations. Prior to joining Devon in 2009, Lafferty worked for ConocoPhillips and Enbridge Inc. He holds a bachelor’s degree in chemical engineering from the University of Kansas. Lafferty serves on the boards of Youth and Family Services, Inc. and the Oklahoma City Ballet, and on the Advisory Board of the University of Kansas Department of Chemical and Petroleum Engineering.

Directors are reimbursed for out-of-pocket expenses incurred in connection with service on the Board.  Neither Mr. Ritenour nor Mr. Lafferty will receive separate compensation for his service as a director.

Each of Mr. Ritenour and Mr. Lafferty is an officer of Devon.  It is possible that conflicts of interest may arise as a result of, among other things, (i) Devon’s interest as the controlling equityholder of the Partnership and (ii) the following transactions between Devon (and its affiliates, collectively referred to as “Devon” herein) and the Partnership:

Gathering and Processing Agreements

The Partnership conducts business with Devon pursuant to certain gathering and processing agreements.  EnLink Midstream Holdings, LP, a subsidiary of the Partnership (“Midstream Holdings”), was previously a wholly-owned subsidiary of Devon, and all of its assets were contributed to it by Devon. In connection with the consummation of the business combination among subsidiaries of Devon and EMI and certain of its affiliates (the “business combination”), Midstream Holdings entered into gathering and processing agreements with certain subsidiaries of Devon pursuant to which Midstream Holdings provides gathering, treating, compression, dehydration, stabilization, processing and fractionation services, as applicable, for natural gas delivered by Devon to Midstream Holdings gathering systems in the Barnett, Cana-Woodford and Arkoma-Woodford Shales. These agreements provide Midstream Holdings with dedication of all of the natural gas owned or controlled by Devon and produced from or attributable to existing and future wells located on certain oil, natural gas and mineral leases covering lands within the acreage dedications, excluding properties previously dedicated to other natural gas gathering systems not owned and operated by Devon.

Pursuant to the gathering and processing agreements, Devon has committed to deliver specified average minimum daily volumes of natural gas to Midstream Holdings’ gathering systems in the Barnett, Cana-Woodford and Arkoma-Woodford Shales during each calendar quarter for a five-year period following execution. These commitments account for substantially all of Midstream Holdings’ natural gas supply and approximately 14.4% of the Partnership’s combined revenues, or $611.8 million, for the year ended December 31, 2016. Devon is entitled to firm service, meaning that if capacity on a system is curtailed or reduced, or capacity is otherwise insufficient, Midstream Holdings will take delivery of as much Devon natural gas as is permitted in accordance with applicable law.

The gathering and processing agreements are fee-based, and Midstream Holdings is paid a specified fee per MMBtu for natural gas gathered on Midstream Holdings’ gathering systems and a specified fee for natural gas processed. The particular fees, all of which are subject to an automatic annual inflation escalator at the beginning of each year, differ from one system to another and do not contain a fee redetermination clause.

Historical Customer Relationship with Devon

Subsidiaries of the Partnership have historically maintained a customer relationship with Devon pursuant to which certain of its subsidiaries provide gathering, transportation, processing and gas lift services to Devon subsidiaries in exchange for fee-based compensation under several agreements with such Devon subsidiaries. The terms of these agreements vary, but the agreements expire in or before July 2021 and they automatically renew for month-to-month or year-to-year periods unless canceled by Devon prior to expiration. In addition, one of the Partnership’s subsidiaries has agreements with a subsidiary of Devon pursuant to which the Partnership’s subsidiary purchases and sells natural gas liquids (“NGLs”) and pays or receives, as applicable, a margin-based fee. These NGL purchase and sale agreements have month-to-month terms. These historical agreements collectively comprise $107.2 million, or 2.5%, of the Partnership’s combined revenue for the year ended December 31, 2016.

EnLink Oklahoma T.O. Gathering and Processing Agreement with Devon

In January 2016, in connection with the acquisition of EnLink Oklahoma Gas Processing, LP (“EnLink Oklahoma T.O.”), the Partnership and EnLink Midstream, LLC (“ENLC”) acquired a Gas Gathering and Processing Agreement with Devon Energy Production Company, L.P. (“DEPC”) pursuant to which EnLink Oklahoma T.O. provides gathering, treating, compression, dehydration, stabilization, processing and fractionation services, as applicable, for natural gas delivered by DEPC. The agreement has a minimum volume commitment that will remain in place during each calendar quarter for five years and an overall term of approximately 15 years. Additionally, the agreement provides EnLink Oklahoma T.O. with a dedication of all of the natural gas owned or controlled by DEPC and produced from or attributable to existing and future wells located on certain oil, natural gas and mineral leases covering land within the acreage dedications, excluding properties previously dedicated to other natural gas gathering systems not owned and operated by DEPC. DEPC is entitled to firm service, meaning a level of gathering and processing service in which DEPC’s reserved capacity may not be interrupted, except due to force majeure, and may not be displaced by another customer or class of service. This agreement accounted for approximately 0.8% of the Partnership’s combined revenues, or $34.4 million, for the year ended December 31, 2016.

VEX Arrangement

The Partnership entered into to a five-year minimum transportation volume commitment with Devon related to the Partnership’s Victoria Express Pipeline (“VEX Pipeline”). The agreement containing such minimum volume commitment was executed in June 2014 and the initial term expires July 2019. This agreement accounted for approximately 0.3% of the Partnership’s combined revenues, or $12.3 million, for the year ended December 31, 2016.

Transition Services Agreement

In connection with the consummation of the business combination, a subsidiary of the Partnership entered into a transition services agreement with Devon pursuant to which Devon provides certain services to the Partnership with respect to the business and operations of Midstream Holdings and the Partnership provides certain services to Devon. General and administrative expenses related to the transition services agreement were $0.3 million for the year ended December 31, 2016. The Partnership received $0.3 million from Devon under the transition services agreement for the year ended December 31, 2016.

GCF Agreement

In connection with the consummation of the business combination, a subsidiary of the Partnership entered into an agreement with a wholly-owned subsidiary of Devon pursuant to which Devon agreed, from and after the closing of the business combination, to hold for the benefit of Midstream Holdings the economic benefits and burdens of Devon’s 38.75% general partner interest in Gulf Coast Fractionators in Mont Belvieu, Texas. This agreement contributed approximately $3.4 million to the Partnership’s income from unconsolidated affiliate investment for the year ended December 31, 2016.

Lone Camp Gas Storage Agreement

In connection with the consummation of the business combination, a subsidiary of the Partnership entered into an agreement with a wholly-owned subsidiary of Devon under which it provides gas storage services at its Lone Camp storage facility. Under this agreement, the wholly-owned subsidiary of Devon will reimburse the Partnership for the expenses it incurs in providing the storage services. The gas storage agreement accounted for an immaterial amount of revenue in 2016.

Acacia Transportation Agreement

In connection with the consummation of the business combination, a subsidiary of the Partnership entered into an agreement with a wholly-owned subsidiary of Devon pursuant to which the Partnership provides transportation services to Devon on its Acacia line. This agreement accounted for approximately 0.4% of the Partnership’s combined revenues, or $15.2 million, for the year ended December 31, 2016.

Office Leases

In connection with the consummation of the business combination, a subsidiary of the Partnership entered into three office lease agreements with a wholly-owned subsidiary of Devon pursuant to which the Partnership leases office space at Devon’s Bridgeport, Oklahoma City and Cresson office buildings. Rent payable to Devon under these lease agreements is $174,000, $31,000 and $66,000, respectively, on an annual basis.

Tax Sharing Agreement

In connection with the consummation of the business combination, the Partnership, ENLC, and Devon entered into a tax sharing agreement providing for the allocation of responsibilities, liabilities and benefits relating to any tax for which a combined tax return is due. In 2016, the Partnership incurred approximately $2.3 million in taxes that are subject to the tax sharing agreement.

Indemnification Agreements

The Partnership has entered into indemnification agreements (the “Indemnification Agreements”) with each of the General Partner’s directors and executive officers (collectively, the “Indemnitees”).  The Partnership expects to enter into an Indemnification Agreement with each of Mr. Ritenour and Mr. Lafferty.  Under the terms of the Indemnification Agreements, the Partnership agrees to indemnify and hold each Indemnitee harmless, subject to certain conditions, against any and all losses, claims, damages, liabilities, expenses (including legal fees and expenses), judgments, fines, ERISA excise taxes, penalties, interest, settlements or other amounts arising from any and all threatened, pending or completed claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, and whether formal or informal and including appeals, in which the Indemnitee is involved, or is threatened to be involved, as a party or otherwise, because the Indemnitee is or was a director, manager or officer of the General Partner or the Partnership, or is or was serving at the request of the General Partner or the Partnership as a manager, managing member, general partner, director, officer, fiduciary, or trustee of another entity, organization or person of any nature.  The Partnership has also agreed to advance the expenses of an Indemnitee relating to the foregoing. To the extent that a change in the laws of the State of Delaware permits greater indemnification under any statute, agreement, organizational document or governing document than would be afforded under the Indemnification Agreements as of the date of the Indemnification Agreements, the Indemnitee shall enjoy the greater benefits so afforded by such change.

The foregoing description of the Indemnification Agreements does not purport to be complete and is qualified in its entirety by reference to the complete text of the Form of Indemnification Agreement, the form of which is filed as Exhibit 10.6 to the Partnership’s Current Report on Form 8-K as filed with the Securities and Exchange Commission on March 11, 2014, and which is incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ENLINK MIDSTREAM PARTNERS, LP

	By:	EnLink Midstream GP, LLC,
its General Partner

Date: April 25, 2017	By:	/s/ Michael J. Garberding
Michael J. Garberding
President and
Chief Financial Officer